Exhibit 99.1

VERTEX ENERGY, INC. ANTICIPATES 2010 REVENUE
TO IMPROVE APPROXIMATELY 40%

--Anticipates Positive Net Income Coupled With Gross Margin Growth—

HOUSTON--Vertex Energy, Inc. (OTCBB:VTNR)(“Vertex” and the “Company”), a leader in the aggregation, recycling and processing of distressed hydrocarbon streams, today announced preliminary financial results for the year ended December 31, 2010.

“While our final results for fiscal 2010 will not be filed with the SEC until March 2011, I wanted to provide investors with a summary overview of our first full year as a public company,” said Benjamin P. Cowart, Vertex’s Chief Executive Officer, who continued - “With the fourth quarter of 2010 producing the best financial results of any quarter during the year, we anticipate our full year 2010 consolidated revenue to range between $55 and $60 million, compared with approximately $38 million of revenue for fiscal 2009, an improvement of more than 40%.  We also anticipate an increase in gross profit of approximately 45-50% relative to 2009 gross profit of approximately $2.7 million and believe that our net income for the fourth quarter of 2010 was the highest net income of any quarter in 2010 and as a result, our net income for fiscal 2010 will be significantly improved over the net loss that we experienced in fiscal 2009.  Additionally, our total product volume increased in 2010 by approximately 20% over 2009, to more than 1 million barrels.” The above financial information has not been audited or reviewed by our independent auditors, is provided for informational purposes only and is subject to change based on the completion and audit of the financial information included in our upcoming Form 10-K Annual Report for the year ended December 31, 2010.

Mr. Cowart continued, “Our focus for 2010 was on improving the performance of our Thermal-Chemical Extraction Process (“TCEP”) that we launched in mid-2009. Additionally, we implemented steps to improve both revenue and margins in our core Refining & Marketing Division operations while continuing to decrease selling, general and administrative expenses.  Additionally, we initiated a new banking arrangement with Bank of America Merrill Lynch, which we believe has given us a more stable banking partner to help us grow our operations.  We also placed greater emphasis in the second half of 2010 on communicating our business with current and prospective investors, and look forward to continuing that process.”

Mr. Cowart added, “During 2010, we focused on improving not only the quality, but also the throughput of our end product from TCEP. We achieved both of those objectives and we believe we are well-positioned to further improve the Company’s performance in 2011, as we anticipate continued expansion in our refining and marketing and black oil divisions.”

Mr. Cowart concluded, “We are pleased with our overall performance and the accomplishments during 2010 and look forward to continued growth in 2011.”

ABOUT VERTEX ENERGY, INC.

Vertex Energy, Inc. (OTCBB:VTNR - News) Vertex Energy, Inc. is a middle market consolidator, refiner and re-refiner of distressed petroleum streams, such as used oil, transmix, fuel oils and off-specification commercial chemical products.  By creating higher value products from distressed hydrocarbon streams, the Company is positioned to produce both financial and environmental benefits. Vertex is based in Houston, Texas with offices in Georgia and California. More information on the Company can be found at www.vertexenergy.com.

This press release may contain forward-looking statements, including information about management’s view of Vertex’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Vertex, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Vertex files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Vertex’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Vertex cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Vertex undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Vertex.

Contact:

Porter, LeVay & Rose, Inc.
VP – Investor Relations
Marlon Nurse, 212-564-4700
or
Vertex Energy
COO
Matthew Lieb, 310-230-5450